Exhibit 99.1

[PGT GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

         PGT Reports Record Third Quarter and Year-to-Date 2006 Results

VENICE, FL, November 1, 2006--PGT, Inc. (Nasdaq: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced record sales and earnings from operations for its quarter ended September 30, 2006.

"We are pleased to report strong results for the third quarter," said Rod Hershberger, PGT's President and Chief Executive Officer, "Despite the significant slowdown in Florida new home construction, we grew sales by 12.9% over the prior year quarter by focusing on our core strategy of continued market penetration with our higher margin WinGuard(R) product line and increased sales in our Multi-Story product line.

In addition, net income grew to $5.1 million in the third quarter, an increase of $4.9 million from the prior year quarter of $0.2 million. On an adjusted basis, net income grew 51.4% over the prior year quarter after adjusting for items related to our initial public offering (IPO) and refinancing transactions. Our year-to-date accomplishments were highlighted by record sales of $303.4 million, which represents an increase of 24.0% over the prior year period, and adjusted net income through September 2006 of $27.6 million, an increase of 97.5% year-over-year."

Mr. Hershberger cautioned that, "Despite these results, we expect the significant slowdown in Florida new home construction will continue and adversely affect our operating results and period-over-period comparisons."

A reconciliation of non-GAAP financial measures to their GAAP equivalents is attached to this release and can also be found on the Company's website.

Third Quarter 2006 Financial Results
------------------------------------
(See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)

     o Total sales for the third quarter were $98.3 million, an increase of 12.9%, versus $87.1 million for the same period in 2005. This growth is largely due to increased sales volume of our WinGuard impact-resistant product line and the positive effect of price increases.
     o Gross margin percentage for the third quarter was 39.9%, compared to 37.2% in the same quarter of 2005. The primary drivers of gross margin expansion include an increase in sales of our WinGuard impact-resistant products, which carry a higher margin than our other products, as well as overall higher prices and improved manufacturing efficiencies.
     o SG&A spending as a percentage of sales decreased approximately 160 basis points from the prior year quarter as we leveraged these costs against increasing sales despite increased investment in targeted marketing expenditures, higher sales commissions and distribution costs related to our sales growth, as well as incremental costs associated with being a public company.
     o Third quarter net income grew by approximately $4.9 million to $5.1 million versus $0.2 million for the comparable period of 2005. On an adjusted basis, third quarter net income was $8.0 million versus $5.3 million in the same quarter of 2005, an increase of 51.4%.
     o Diluted weighted average shares outstanding for the third quarter of 2006 were 27,747,707 compared to 17,221,477 for the same quarter last year. The higher share count was due to our IPO, which was completed in June 2006, and the inclusion of options in the current year that were considered anti-dilutive last year. Assuming the IPO were completed at the beginning of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the third quarters of 2006 and 2005 were 28,198,580 and 27,368,535, respectively.
     o Net income per diluted share for the third quarter of $0.18 increased from $0.01 for the comparable period of 2005. On an adjusted basis, net income per pro forma diluted share was $0.28, an increase of 47.4% from $0.19 for the prior year period.
     o EBITDA for the third quarter was $20.0 million, an increase of 140.3%, versus $8.3 million for the comparable period of 2005. On an adjusted basis, EBITDA for the third quarter was $20.0 million, an increase of 23.3%, versus $16.2 million for the comparable period of 2005.

Commenting on the third quarter results, Jeff Jackson, PGT's Chief Financial Officer, said, "Our third quarter performance reflects a combination of the effects of a challenging housing market, consistent execution of our long term growth strategy to expand our share in the active hurricane protection market, and to shift our sales mix toward higher margin products, including WinGuard and Multi-Story. WinGuard and Multi-Story sales were collectively $71.8 million, an increase of 33.2% over the prior year quarter. In addition, these product categories grew from 61.9% of our sales in the third quarter last year to 73.0% in the third quarter of 2006. As a result of leveraging the top-line performance, our adjusted net income grew 51.4% over the prior year."

Year-to-Date 2006 Financial Results
-----------------------------------
(See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)

     o Total year-to-date sales were $303.4 million, an increase of 24.0%, versus $244.7 million for the same period in 2005. This growth is largely due to increased sales volume of our WinGuard impact-resistant products, up 49.1% year over year.
     o Gross margin percentage through September 2006 was 40.2% compared to 36.6% in the same period of 2005. The primary drivers of gross margin expansion include an increase in sales of our WinGuard impact-resistant products, which carry a higher margin than our other products, as well as overall higher prices and improved manufacturing efficiencies.
     o SG&A spending as a percentage of sales decreased by approximately 180 basis points from the prior year as we leveraged these costs against increasing sales despite increased investment in targeted marketing expenditures, higher sales commissions and distribution costs related to our sales growth, as well as incremental costs associated with being a public company.
     o Year-to-date 2006 net income was $1.0 million compared to $8.7 million in the same period in 2005. The decrease was largely due to the $26.9 million cash payment to option holders in connection with the payment of dividends to our shareholders. On an adjusted basis, year-to-date 2006 net income was $27.6 million, an increase of 97.5% year-over-year.
     o Diluted weighted average shares outstanding through September 2006 were 21,207,499, compared to 17,221,477 for the same period last year. The higher share count was due to the company's IPO, which was completed in June 2006, and inclusion of options in the current year that were considered anti-dilutive last year. Assuming the IPO were completed at the beginning of the respective reporting periods, the pro forma diluted weighted average shares outstanding through September 2006 and 2005 were 27,993,213 and 27,368,535, respectively.
     o EBITDA through September 2006 was $38.6 million, compared to $34.8 million for the same period of 2005. EBITDA was negatively impacted by the $26.9 million payment to option holders in 2006. On an adjusted basis, EBITDA was $67.0 million, an increase of 55.0%, versus $43.2 million for the same period in 2005.

Mr. Hershberger further commented, "We exceeded our goals through the first nine months of 2006 in the face of a significant slowdown during the third quarter in the Florida housing market. We plan to continue to shift our product mix toward higher margin WinGuard branded products, grow our Multi-Story product line and expand our sales into the repair and remodeling market. We are confident that this proven strategy will continue to allow us to grow our business over the long-term and maintain our strong market position regardless of cyclical declines in housing demand."

                                 Conference Call
                                 ---------------

As previously announced, PGT will hold a conference call Thursday, November 2, 2006, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-291-5365 (U.S. and Canada) and 617-614-3922 (international). Refer to passcode 78003742. A replay of the call will be available beginning November 2, 2006 at 3:00 pm Eastern time through November 16, 2006. To access the replay, please dial 888-286-8010 (U.S. and Canada) and 617-801-6888 (international) and refer to passcode 78891432. To access the webcast, go to www.pgtinc.com and click on "Investors". The online archive of the webcast will be available for approximately 14 days.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 26th year, the company employs approximately 2,600 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, Fla. and Salisbury, N.C. Sold through a network of over 1,300 independent distributors, the company's total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT(R) Aluminum and Vinyl Windows and Doors; WinGuard(R) Impact-Resistant Windows and Doors; PGT(R) Multi-Story; and Eze-Breeze(R) Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI).

Use of Non-GAAP Financial Measures
----------------------------------

This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, pro forma net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to the types of measures that we use in analyzing our results.

Pro forma net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe this measure enables investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provides a better baseline for assessing the company's future earnings potential. However, this measure does not provide a complete picture of our operations. Therefore, net income per share and adjusted net income, on both a GAAP and non-GAAP pro forma basis, may need to be considered to get a comprehensive view of our results.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company's performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of pro forma net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, pro forma net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

                           Forward-looking Statements
                           --------------------------

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s Form S-1 (File No. 333-132365) filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.


                                      # # #

CONTACT: PGT, Inc.
Jeffrey T. Jackson, 941-486-0100, ext. 22786
jjackson@pgtindustries.com
or
Brunswick Group
Nina Devlin/Erin Becker, 212-333-3810
pgt@brunswickgroup.com

                          Financial Schedules to Follow

                                                   PGT, INC. AND SUBSIDIARY

                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited -
                                        dollars in thousands, except per share amounts)

                                                            Three Months Ended                    Nine Months Ended
                                                     ---------------------------------    -----------------------------------
                                                      September 30,      October 1,       September 30,        October 1,
                                                          2006              2005               2006               2005
                                                     ----------------   --------------    ---------------    ----------------

Net sales                                                 $   98,324        $  87,089         $  303,369          $  244,669
Cost of sales                                                 59,089           54,691            181,301             155,127
                                                     ----------------   --------------    ---------------    ----------------
  Gross margin                                                39,235           32,398            122,068              89,542
Stock compensation expense related to dividend                     -            6,605             26,898               6,605
Selling, general and administrative expenses                  22,691           21,544             68,355              59,517
                                                     ----------------   --------------    ---------------    ----------------
  Income from operations                                      16,544            4,249             26,815              23,420
Other expense (income), net                                      439              (86)              (325)                 (9)
Interest expense                                               7,791            4,022             25,432              10,368
                                                     ----------------   --------------    ---------------    ----------------
  Income before income taxes                                   8,314              313              1,708              13,061
Income tax expense                                             3,240              104                686               4,338
                                                     ----------------   --------------    ---------------    ----------------
Net income                                                $    5,074         $    209         $    1,022          $    8,723
                                                     ================   ==============    ===============    ================

Basic net income per common share                         $     0.20         $   0.01         $     0.05          $     0.55
Diluted net income per common and
   common equivalent share                                $     0.18         $   0.01         $     0.05          $     0.51
Weighted average common shares
  outstanding:
Basic                                                         25,920           15,720             19,273              15,720
Diluted                                                       27,748           17,221             21,207              17,221


                                       PGT, INC. AND SUBSIDIARY

                                 CONDENSED CONSOLIDATED BALANCE SHEET
                                        (dollars in thousands)

                                                                September 30,         December 31,
                                                                    2006                  2005
                                                               ----------------      ----------------
ASSETS                                                           (unaudited)
Current assets:
Cash and cash equivalents                                          $    28,488            $    3,270
Accounts receivable, net                                                37,294                45,193
Inventories                                                             13,649                13,981
Deferred income taxes                                                   10,039                 3,133
Other current assets                                                     7,249                11,360
                                                               ----------------      ----------------
Total current assets                                                    96,719                76,937

Property, plant and equipment, net                                      82,551                65,508
Goodwill                                                               169,648               169,648
Other intangible assets, net                                           103,311               107,760
Other assets, net                                                        3,083                 5,700
                                                               ----------------      ----------------
     Total assets                                                  $   455,312           $   425,553
                                                               ================      ================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                              $    28,246            $   31,137
                                                               ----------------      ----------------
Total current liabilities                                               28,246                31,137
Long-term debt                                                         165,488               183,525
Deferred income taxes                                                   54,319                54,320
                                                               ----------------      ----------------
     Total liabilities                                                 248,053               268,982

                                                               ----------------      ----------------
Total shareholders' equity                                             207,259               156,571
                                                               ----------------      ----------------
Total liabilities and shareholders' equity                         $   455,312           $   425,553
                                                               ================      ================

                                                                             -                     -

                                                  PGT, INC. AND SUBSIDIARY

                          RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
                          (unaudited - dollars and shares in thousands, except per share amounts)

                                                                   Three Months Ended              Nine Months Ended
                                                               ---------------------------  ------------------------------
                                                               September 30,   October 1,   September 30,     October 1,
                                                                   2006           2005           2006            2005
                                                               --------------  -----------  ---------------  -------------
Reconciliation to Adjusted Net Income and Adjusted Net Income
per pro forma share:

Net income                                                       $     5,074      $   209      $     1,022     $    8,723
Reconciling items:
    Cash payment to stock option holders (1)                               -        6,605           26,898          6,605
    Write-off of unamortized debt issuance costs
      in connection with the February 2006 refinancing and
      prepayment of debt in Q3 2006 (2)                                2,009            -            6,626              -
    Refinancing fees incurred in connection with September
      2005 refinancing (3)                                                 -          404                -            404
    Prepayment penalty resulting from debt repayment
      in July 2006 and September 2005 (2)                              2,300          450            2,300            450
    Reduction / (increase) in interest expense assuming February
      2006 debt refinancing and repayment of debt with IPO proceeds
      were completed at the beginning of each period (2)                 414          (75)           6,355           (210)
    Management fee (4)                                                     -          889            1,434          1,380
    Tax effect of reconciling items at 39%                            (1,842)      (3,227)         (17,009)        (3,365)

                                                               --------------  -----------  ---------------  -------------
    Adjusted net income                                          $     7,955     $  5,255      $    27,626     $   13,987
                                                               ==============  ===========  ===============  =============

Weighted average shares outstanding:
    Diluted shares                                                    27,748       17,221           21,207         17,221
    Incremental shares for IPO (5)                                       451       10,147            6,786         10,147

                                                               --------------  -----------  ---------------  -------------
Pro forma diluted shares                                              28,199       27,369           27,993         27,369
                                                               ==============  ===========  ===============  =============

                                                               --------------  -----------  ---------------  -------------
Adjusted net income per pro forma share - diluted                 $     0.28     $   0.19       $     0.99     $     0.51
                                                               ==============  ===========  ===============  =============

Reconciliation to EBITDA and Adjusted EBITDA:
Net income                                                       $     5,074      $   209      $     1,022     $    8,723
Reconciling items:
    Depreciation and amortization expense                              3,890        3,985           11,481         11,376
    Interest expense                                                   7,791        4,022           25,432         10,368
    Income tax expense                                                 3,240          104              686          4,338

                                                               --------------  -----------  ---------------  -------------
EBITDA                                                                19,995        8,320           38,621         34,805
Add:  Cash payment to stock option holders (1)                             -        6,605           26,898          6,605
      Management fee (4)                                                   -          889            1,434          1,380
      Refinancing fees incurred in connection with September
        2005 refinancing (3)                                               -          404                -            404

                                                               --------------  -----------  ---------------  -------------
      Adjusted EBITDA                                            $    19,995    $  16,218      $    66,953     $   43,194
                                                               ==============  ===========  ===============  =============
      Adjusted EBITDA as percentage of sales                           20.3%        18.6%            22.1%          17.7%


(1) Represents cash payments made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with the payment of dividends to our shareholders. This amount is included as a separate line item in the consolidated statement of operations of which $5,069 and $21,829 related to cost of sales and selling, general and administrative expenses, respectively, for 2006, and $1,290 and $5,315 related to cost of sales and selling, general and administrative expenses, respectively, for 2005.

(2) This amount is included in interest expense.

(3) This amount is included in selling, general and administrative expenses.

(4) Represents management fees paid to our majority stockholder. Since consummating the initial public offering, these fees are no longer paid. The fees are included in selling, general and administrative expenses.

(5) Represents incremental shares related to the company's IPO assuming 10,147 shares sold by the company (including the over-allotment option of 1,324 shares) were issued at the beginning of the respective periods.